As filed with the Securities and Exchange Commission on April 30, 1998

                                      Investment Company Act file no. 811-4915

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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   ------

                                  FORM N-2

                                  -------

    REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]
                            Amendment No. 39 [X]

                                  -------

                    DUFF & PHELPS UTILITIES INCOME INC.
             (Exact name of registrant as specified in charter)

                                  -------

                           55 East Monroe Street
                          Chicago, Illinois 60603
                  (Address of principal executive offices)
                Registrant's telephone number: 312/368-5510


     Nathan I. Partain                               John R. Sagan
     Duff & Phelps Utilities Income Inc.             Mayer, Brown & Platt
     55 East Monroe Street                           190 South LaSalle Street
     Chicago, Illinois 60603                         Chicago, Illinois  60603

                (Names and addresses of agents for service)

It is proposed that this filing will become effective:
        [X] immediately upon filing pursuant to Section 8(c).

[ ] This post-effective amendment designates a new effective date for a previously filed post-effective amendment.


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



                PART A INFORMATION REQUIRED IN A PROSPECTUS

Item 1.   Outside Front Cover
------    -------------------

          Not applicable.

Item 2.   Inside front and Outside Back Cover Page
------    ----------------------------------------

          Not applicable.

Item 3.   Fee Table and Synopsis
------    ----------------------

          1.
Shareholder Transaction Expenses

     Sales Load (as a percentage of offering price)........................N/A

     Dividend Reinvestment and Cash Purchase Plan Fees.....................(1)

Annual Expenses (as a percentage of net assets attributable to common shares)

     Management Fees......................................................0.73%

     Interest Payments on Borrowed Funds..................................0.32%

     Other Expenses.......................................................0.40%

                  Total Annual Expenses...................................1.45%

--------------------------------------------------------------------------------

    Example (2)                          1 year    2 years   5 years   10 years

--------------------------------------------------------------------------------
You would pay the following expenses
on a $1,000 investment, assuming a 5%
annual return:                             $15       $30       $79       $174
--------------------------------------------------------------------------------

(1) Shareholders that reinvest dividends and/or capital gains distributions will be charged only brokerage fees in the event that shares are purchased in the open market. Investors investing cash in addition to any cash dividends reinvested will be charged $1.50 plus brokerage commissions. See Item 10.1(c).

(2) This Example should not be considered a representation of future expenses, and actual expenses may be greater or lesser than those shown.

The purpose of the foregoing table is to assist an investor in understanding the costs and expenses that an investor will bear directly or indirectly, and the information contained therein is not necessarily indicative of future performance. See Item 9.

          2.   Not applicable.

          3.   Not applicable.

Item 4.   Financial Highlights
------    --------------------

          Not applicable.

Item 5.   Plan of Distribution
------    --------------------

          Not applicable.

Item 6.   Selling Shareholders
------    --------------------

          Not applicable.

Item 7.   Use of Proceeds
------    ---------------

          Not applicable.

Item 8.   General Description of the Registrant
------    -------------------------------------

          1.   General
               -------

               (a) The Registrant, Duff & Phelps Utilities Income Inc. (the "Fund"), is a corporation organized under the laws of the State of Maryland on November 26, 1986.

               (b)     The Fund is a diversified closed-end investment company.

          2.   Investment Objectives and Policies
               ----------------------------------

          Investment objectives
          ---------------------

          The Fund's primary investment objectives are current income and long-term growth of income. Capital appreciation is a secondary objective. The Fund seeks to achieve its investment objectives by investing primarily in a diversified portfolio of equity and fixed income securities of companies in the public utilities industry. Under normal conditions, more than 65% of the Fund's total assets will be invested in securities of public utility companies engaged in the production, transmission or distribution of electric energy, gas or telephone services. The Fund's investment objectives stated in the preceding sentence and its policy of concentrating its investments in the utilities industry are fundamental policies and may not be changed without the approval of the holders of a "majority" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the outstanding shares of the common stock and the preferred stock voting together as one class.

          Fundamental investment restrictions
          -----------------------------------

          The following are fundamental investment restrictions of the Fund that may be changed only with approval of the holders of a "majority" of the outstanding shares of the common stock and the preferred stock voting together as one class, which means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares:

                  1. The Fund may not invest more than 25% of its total assets (valued at the time of investment) in securities of companies engaged principally in any one industry other than the utilities industry, which includes companies engaged in the production, transmission or distribution of electric energy or gas or in telephone services, except that this restriction does not apply to securities issued or guaranteed by the United States Government or its agencies or instrumentalities.

                  2. The Fund may not:

                     (a) invest more than 5% of its total assets (valued
                  at the time of the investment) in the securities of any one issuer, except that this restriction does not apply to United States Government securities; or

                       (b) acquire more than 10% of the outstanding voting
                  securities of any one issuer (at the time of acquisition);

          except that up to 25% of the Fund's total assets (at the time of investment) may be invested without regard to the limitations set forth in this restriction.

                  3. The Fund may borrow money on a secured or unsecured basis for any purpose of the Fund in an aggregate amount not exceeding 15% of the value of the Fund's total assets at the time of any such borrowing (exclusive of all obligations on amounts held as collateral for securities loaned to other persons to the extent that such obligations are secured by assets of at least equivalent value).

                  4. The Fund may not pledge, mortgage or hypothecate its assets, except to secure indebtedness permitted by restriction 3 above. (The deposit in escrow of securities in connection with the writing of put and call options, collateralized loans of securities and collateral arrangements with respect to margin requirements for futures transactions and with respect to segregation of securities in connection with forward contracts are not deemed to be pledges or hypothecations for this purpose.)

                  5. The Fund may make loans of securities to other persons to the extent of not more than 33 1/3% of its total assets (valued at the time of the making of loans), and may invest without limitation in short-term obligations and publicly distributed obligations.

                  6. The Fund may not underwrite the distribution of securities of other issuers, although it may acquire securities that, in the event of a resale, might be required to be registered under the Securities Act of 1933, as amended, because the Fund could be regarded as an underwriter as defined in that act with respect to the resale.

                  7. The Fund may not purchase or sell real estate or any interest therein, except that the Fund may invest in securities secured by real estate or interests therein, such as mortgage pass-throughs, pay-throughs, collateralized mortgage obligations, and securities issued by companies (including partnerships and real estate investment trusts) that invest in real estate or interests therein.

                  8. The Fund may acquire securities of other investment companies to the extent (at the acquisition) of (i) not more than 3% of the outstanding voting stock of any one investment company,
          (ii) not more than 5% of the assets of the Fund in any one investment company and (iii) not more than 10% of the assets of the Fund in all investment companies (exclusive in each case of securities received as a dividend or as a result of a merger, consolidation or other plan of reorganization).

                  9. The Fund may not invest for the purpose of exercising control over or management of any company.

                  10. The Fund may not purchase securities on margin, or make short sales of securities, except the use of short-term credit necessary for the clearance of purchases and sales of portfolio securities, but it may make margin deposits in connection with transactions in options, futures and options on futures.

                  11. The Fund may not purchase or sell commodities or commodity contracts, except that it may enter into (i) stock index futures transactions, interest rate futures transactions and options on such future transactions and (ii) forward contracts on foreign currencies to the extent permitted by applicable law.

                  12. The Fund may not issue any security senior to its common stock, except that the Fund may borrow money subject to investment restriction 3 and except as permitted by the Fund's charter.

          If a percentage restriction set forth above is adhered to at the time a transaction is effected, later changes in percentages resulting from changes in value or in the number of outstanding securities of an issuer will not be considered a violation.

          Other Significant Investment Policies
          -------------------------------------

          Fixed Income Securities. The Fund purchases a fixed income security only if, at time of purchase, it is (i) rated investment grade by at least two of the following three nationally recognized statistical rating organizations: Duff & Phelps Credit Rating Co. ("DCR"), Moody's Investors Service, Inc. ("Moody's"), and Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), or (ii) determined by the Adviser to be of investment grade and not rated below investment grade by any of the aforementioned rating services. A fixed income security rated investment grade has a rating of BBB- or better by DCR, Baa3 or better by Moody's, or BBB- or better by S&P. In making its determination that a fixed income security is investment grade, the Adviser will use the standards used by a nationally recognized statistical rating organization.

          Leverage. The Fund is authorized to borrow money in amounts of up to 15% of the value of its total assets at the time of such borrowings. However, for so long as the Fund's preferred stock is rated by S&P, the Fund will limit the aggregate amount of its borrowings to 10% of the value of its total assets and will not incur any borrowings, unless advised by S&P that such borrowings would not adversely affect S&P's then-current rating of the preferred stock.

          Lending of Portfolio Securities. In order to generate additional income, the Fund may from time to time lend securities from its portfolio, with a value not in excess of 33 1/3% of its total assets, to brokers, dealers and financial institutions such as banks and trust companies for which it will receive collateral in cash, United States Government securities or an irrevocable letter of credit that will be maintained in an amount equal to at least 100% of the current market value of the loaned securities.

          Rating Agency Guidelines. The Fund's preferred stock is currently rated by Moody's, S&P and Fitch IBCA, Inc., nationally recognized statistical rating organizations, which issue ratings for various securities reflecting the perceived creditworthiness of those securities. The Fund intends that, so long as shares of its preferred stock are outstanding, the composition of its portfolio will reflect guidelines established by the foregoing rating organizations in connection with the Fund's receipt of the highest rating for its preferred stock from at least two of such rating organizations.

          Options and Futures Transactions. The Fund may seek to increase its current return by writing covered options. In addition, through the writing and purchase of options and the purchase and sale of futures contracts and related options, the Fund may at times seek to hedge against a decline in the value of securities owned by it or an increase in the price of securities which it plans to purchase. However, for so long as shares of the Fund's preferred stock are rated either by Moody's or S&P, the Fund will not purchase or sell futures contracts or related options or engage in other hedging transactions unless Moody's or S&P, as the case may be, advises the Fund that such action or actions will not adversely affect its then-current rating of the Fund's preferred stock.

          Temporary Investments. For temporary defensive purposes, the Fund may be invested primarily in money market securities. These securities include securities issued or guaranteed by the United States Government and its agencies and instrumentalities, commercial paper and certificates of deposit.

          Nonfundamental Restrictions. The Fund may not (i) invest in securities subject to legal or contractual restrictions on resale, if, as a result of such investment, more than 10% of the Fund's total assets would be invested in such securities, or (ii) acquire 5% or more of the outstanding voting securities of a public utility company.

          Each of the policies and restrictions described above may be changed by the Board of Directors without the approval of the Fund's shareholders. If a percentage restriction set forth above is adhered to at the time a transaction is effected, later changes in percentages resulting from changes in value or in the number of outstanding securities of an issuer will not be considered a violation.

          3.    Risk Factors
                ------------

          Leverage. As of December 31, 1997, the Fund has outstanding indebtedness of $98,441,884 and five series of preferred stock with an aggregate liquidation preference of $500 million. The dividend rate on each series of preferred stock is reset every 49 days through a remarketing procedure. As of April 17, 1998, the dividend rate on the five series of preferred stock averaged 4.10% and the interest rate on the Fund's outstanding indebtedness averaged 5.49%. The Fund must experience an annual return of 1.02% on its portfolio in order to cover annual interest and dividend payments on the Fund's outstanding indebtedness and preferred stock.

          Leverage creates certain risks for holders of common stock, including higher volatility of both the net asset value and market value of the common stock. Fluctuations in dividend rates on the preferred stock and interest rates on the Fund's indebtedness will affect the dividend to holders of common stock. Holders of the common stock receive all net income from the Fund remaining after payment of dividends on the preferred stock and interest on the Fund's indebtedness, and generally are entitled to a pro rata share of net realized capital gains, if any.

          Upon any liquidation of the Fund, the holders of shares of preferred stock will be entitled to liquidating distributions (equal to $100,000 per share of preferred stock plus any accumulated and unpaid dividends thereon) and the holders of the Fund's indebtedness will be entitled to receive repayment of outstanding principal plus accumulated and unpaid interest thereon before any distribution is made to holders of common stock.

          The leverage obtained through the issuance of the preferred stock and from the Fund's presently outstanding indebtedness has provided holders of common stock with a higher dividend than such holders would have otherwise received. However, there can be no assurance that the Fund will be able to continue to realize such a higher net return on its investment portfolio. Changes in certain factors could cause the relationship between the dividends paid on the preferred stock and interest paid on the Fund's indebtedness to increase relative to the dividend and interest rates on the portfolio securities in which the Fund may be invested. Under such conditions the benefit of leverage to holders of common stock will be reduced and the Fund's leveraged capital structure could result in a lower rate of return to holders of common stock than if the Fund were not leveraged. The Fund is required by the 1940 Act to maintain an asset coverage of 200% on outstanding preferred stock and 300% on outstanding indebtedness. If the asset coverage declines below those levels (as a result of market fluctuations or otherwise), the Fund may be required to sell a portion of its investments at a time when it may be disadvantageous to do so.

          The following table illustrates the effects of leverage on a return to common stockholders. The figures appearing in the table are hypothetical and actual returns may be greater or less than those appearing in the table.

--------------------------------------------------------------------------------
Assumed return on portfolio     -10.00%    -5.00%     0.00%     5.00%    10.00%
(net of expenses)
--------------------------------------------------------------------------------
Corresponding return to common  -14.49%    -7.92%    -1.36%     5.21%    11.77%
stockholder
--------------------------------------------------------------------------------

          Investments in Securities of Foreign Issuers. While the Fund is prohibited from investing 15% or more of its assets in securities of foreign issuers, the Fund may be exposed to certain risks as a result of foreign investments. Investing in securities of foreign issuers involves certain considerations not typically associated with investing in securities of U.S. companies, including (a) controls on foreign investment and limitations on repatriation of invested capital and on the Fund's ability to exchange local currencies for U.S. dollars, (b) greater price volatility, substantially less liquidity and significantly smaller market capitalization of securities markets, (c) currency devaluations and other currency exchange rate fluctuations, (d) more substantial government involvement in the economy, (e) higher rates of inflation, (f) less government supervision and regulation of the securities markets and participants in those markets and (g) political uncertainty and other considerations. The Fund will treat investments in countries with repatriation restrictions as illiquid for purposes of any applicable limitations under the 1940 Act; however, as a closed-end fund, the Fund is not currently limited under that Act in the amount of illiquid securities it may acquire. Because of the limited forward market for the purchase of U.S. dollars in most foreign countries and the limited circumstances in which the Fund expects to hedge against declines in the value of foreign country currencies generally, the Fund will be adversely affected by devaluations of foreign country currencies against the U.S. dollar to the extent the Fund is invested in securities denominated in currencies experiencing a devaluation. The Fund's fundamental investment policies permit the Fund to enter into currency hedging transactions.

          In addition, accounting, auditing and financial reporting standards in foreign countries are different from U.S. standards. As a result, certain material disclosures may not be made and less information may be available to the Fund and other investors than would be the case if the Fund's investments were restricted to securities of U.S. issuers. Moreover, it may be more difficult to obtain a judgment in a court outside the United States. Interest and dividends paid on securities held by the Fund and gains from the disposition of such securities may be subject to withholding taxes imposed by foreign countries.

          Anti-takeover Provisions. Certain provisions of the Fund's charter may be regarded as "anti-takeover" provisions because they could have the effect of limiting the ability of other entities or persons to acquire control of the Fund. See Item 10.l(e).

          Premium/Discount From Net Asset Value. Shares of closed-end investment companies trade in the market above, at and below net asset value. This characteristic of shares of closed-end investment companies is a risk separate and distinct from the risk that the Fund's net asset value will decline. Since inception, the Fund's common stock has generally traded at a premium to net asset value. For example, in the two-year period ended December 31, 1997, as of the close of business of the New York Stock Exchange on the last day in each week on which the New York Stock Exchange was open (the date the Fund calculates its net asset value per share), the Fund's shares were trading at a premium to net asset value 100% of the time. The Fund usually does not calculate its net asset value per share on any other day and does not know whether the Fund's shares were trading at a premium to net asset value on such days. The Fund is not able to predict whether its shares will trade above, below or at net asset value in the future.

          4.      Other Policies
                  --------------

          None.

          5.      Share Price Data
                  ----------------

          The Fund's common stock has been listed on the New York Stock Exchange since January 21, 1987 (trading symbol DNP). Since the commencement of trading, the Fund's common stock has most frequently traded at a premium to net asset value, but has periodically traded at a slight discount. The following table shows the range of the market prices of the Fund's common stock, net asset value of the Fund's shares corresponding to such high and low prices and the premium to net asset value presented by such high and low prices:

                                                                Market Premium
                                                                (Discount) to
                       Market Price     Net Asset Value at    Net Asset Value at
                       ------------     ------------------  -------------------

Quarter Ended                            Market    Market    Market      Market
                      High       Low      High      Low       High        Low
1998 March 31       $10.7500  $10.1250   $9.79     $9.91      9.81%      2.17%
1997 December 31     10.2500    9.1875    9.71      8.92      5.56%      3.00%
     September 30     9.8125    8.6875    8.93      8.65      9.88%      0.43%
     June 30          9.0000    8.6250    8.21      8.06      9.62%      7.01%
     March 31         9.2500    8.5000    8.38      8.34     10.38%      1.92%
1996 December 31      8.8750    8.4375    8.42      7.99      5.40%      5.60%
     September 30     8.8750    8.5000    8.04      7.85     10.39%      8.28%
     June 30          9.0000    8.3750    8.14      8.05     10.57%      4.04%
     March 31         9.7500    8.7500    8.90      8.22      9.55%      6.45%

On April 17, 1998, the net asset value was $10.35, trading prices ranged between $10.5625 and $10.4375 (representing a premium to net asset value of 2.05% and 0.85%, respectively) and the closing price was $10.5000
(representing a premium to net asset value of 1.45%).

          6.      Business Development Companies
                  ------------------------------

          Not applicable.

Item 9.  Management
------   ----------

         1.      General
                 -------

               (a)      Board of Directors
                        ------------------

                        The business and affairs of the Fund are managed
               under the direction of the board of directors.

               (b)      Investment Adviser
                        ------------------

                        The Fund's investment adviser (the "Adviser") is
               Duff & Phelps Investment Management Co., 55 East Monroe Street, Chicago, Illinois 60603. The Adviser (together with its predecessor) has been in the investment advisory business for more than 60 years and, excluding the Fund, currently has more than $10.8 billion in client accounts under discretionary management. The Adviser also provides non-discretionary investment advisory and portfolio consulting services to corporate and public retirement funds and endowment funds aggregating more than $11 billion. The Adviser acts as adviser to two other closed-end investment companies registered under the 1940 Act and as sub-adviser to six open-end investment companies registered under the 1940 Act. The Adviser is a wholly-owned subsidiary of Phoenix Duff & Phelps Corporation ("Phoenix Duff & Phelps"), which is an indirect, majority-owned subsidiary of Phoenix Home Life Mutual Insurance Company. Phoenix Duff & Phelps, through its subsidiaries, provides investment management, investment research, financial consulting and investment banking services.

                        The Adviser is responsible for the management of
               the Fund's investment portfolio, subject to the overall control of the board of directors of the Fund.

                        Under the terms of an investment advisory agreement
               between the Fund and the Adviser (the "Advisory Agreement"), the Adviser receives from the Fund a quarterly fee at an annual rate of .60% of the average weekly net asset value of the Fund up to $1.5 billion and .50% of average weekly net assets in excess of $1.5 billion. The net assets for each weekly period are determined by averaging the net assets at the end of a week with the net assets at the end of the prior week. For purposes of the foregoing calculation, "average weekly net assets" is defined as the sum of (i) the aggregate net asset value of the Fund's common stock, (ii) the aggregate liquidation preference of the Fund's preferred stock and (iii) the aggregate proceeds to the Fund of commercial paper issued by the Fund.

                        Under the terms of a service agreement among the
               Adviser, Phoenix Duff & Phelps, and the Fund (the "Service Agreement"), Phoenix Duff & Phelps makes available to the Adviser the services, on a part-time basis, of its employees and various facilities to enable the Adviser to perform certain of its obligations to the Fund. However, the obligation of performance under the Advisory Agreement is solely that of the Adviser, for which Phoenix Duff & Phelps assumes no responsibility, except as described in the preceding sentence. The Adviser reimburses Phoenix Duff & Phelps for any costs, direct or indirect, fairly attributable to the services performed and the facilities provided by Phoenix Duff & Phelps under the Service Agreement. The Fund does not pay any fees pursuant to the Service Agreement.

               (c)      Portfolio Management
                        ---------------------

                        The Fund's portfolio is managed by T. Brooks Beittel
               and Nathan I.Partain. See Item 18 for a description of the position and business experience of Messrs. Beittel and Partain. Mr. Beittel has been responsible for the management of the fixed income investments in the Fund's portfolio since April 1994.
               Mr. Partain has been responsible for the management of the equity investments in the Fund's portfolio since January 1998.

               (d)      Administrator
                        -------------

                        The Fund's administrator (the "Administrator") is
               J.J.B. Hilliard, W.L. Lyons, Inc., Hilliard Lyons Center, Louisville, Kentucky 40202. Under the terms of an administration agreement (the "Administration Agreement"), the Administrator provides all management and administrative services required in connection with the operation of the Fund not required to be provided by the Adviser pursuant to the Advisory Agreement, as well as the necessary office facilities, equipment and personnel to perform such services. For its services, the Administrator receives from the Fund a quarterly fee at annual rates of .25% of the Fund's average weekly net assets up to $100 million, .20% of the Fund's average weekly net assets from $100 million to $1.0 billion and .10% of average weekly net assets over $1.0 billion. For purposes of the foregoing calculation, "average weekly net assets" is defined as the sum of (i) the aggregate net asset value of the Fund's common stock, (ii) the aggregate liquidation preference of the Fund's preferred stock and (iii) the aggregate proceeds to the Fund of commercial paper issued by the Fund.

               (e)      Custodian
                        ---------

                        The Fund's custodian is The Bank of New York,
               Church Street Station, Post Office Box 11258, New York, New York 10286. The transfer agent and dividend disbursing agent for the Fund's common stock is The Bank of New York, Church Street Station, P.O. Box 11258, New York, New York 10286. The transfer agent and dividend disbursing agent for the Fund's preferred stock is IBJ Schroder Bank & Trust Company, One State Street, New York, New York 10004.

               (f)      Expenses
                        --------

                        The Fund is responsible for all expenses not paid
               by the Adviser or the Administrator, including brokerage fees.

               (g)      Affiliated Brokerage
                        --------------------

                        The Fund has paid, and in the future may pay,
               broker commissions to the Administrator. See Item 21.2.

          2.   Non-resident Managers.
               ---------------------

               Not applicable.

          3.   Control Persons.
               ---------------

                        The Fund does not consider that any person
               "controls" the Fund within the meaning of this item. For information concerning the Fund's officers and directors, see Item 18. No person is known by the Fund to own of record or beneficially five percent or more of any class of the Fund's outstanding equity securities.

Item 10.  Capital Stock, Long-Term Debt, and Other Securities
-------   ---------------------------------------------------

          1.   Capital Stock.
               -------------

               (a) Common Stock. Holders of common stock, $.001 par value, of the Fund are entitled to dividends when and as declared by the Board of Directors, to one vote per share in the election of Directors (with no right of cumulation), and to equal rights per share in the event of liquidation. They have no preemptive rights. There are no redemption, conversion or sinking fund provisions. The shares are not liable to further calls or to assessment by the Fund.

               (b) Preferred Stock. Holders of preferred stock, $.001 par value, of the Fund are entitled to receive dividends before the holders of the common stock and are entitled to receive the liquidation value of their shares ($100,000 per share) before any distributions are made to the holders of the common stock, in the event the Fund is ever liquidated. Each share of preferred stock is entitled to one vote per share. The holders of the preferred stock have the right to elect two directors of the Fund at all times and to elect a majority of the directors if at any time dividends on the preferred stock are unpaid for two years. In addition to any approval by the holders of the shares of the Fund that might otherwise be required, the approval of the holders of a majority of the outstanding shares of the preferred stock, voting separately as a class, will be required under the 1940 Act to adopt any plan of reorganization that would adversely affect the holders of preferred stock and to approve, among other things, changes in the Fund's sub-classification as a closed-end investment company, changes in its investment objectives or changes in its fundamental investment restrictions.

               Subject to certain restrictions, the Fund may, and under certain circumstances is required to, redeem shares of its preferred stock at a price of $100,000 per share, plus accumulated but unpaid dividends. The shares of preferred stock are not liable to further calls or to assessment by the Fund. There are no preemptive rights or sinking fund or conversion provisions. The Fund, may, however, upon the occurrence of certain events, authorize the exchange of its current preferred stock on a share-for-share basis for a separate series of authorized but unissued preferred stock having different dividend privileges.

               (c) Dividend Reinvestment Plan. Under the Fund's dividend reinvestment plan shareholders may elect to have all dividends and capital gains distributions paid on their common stock automatically reinvested by The Bank of New York, as agent for shareholders, in additional shares of common stock of the Fund. Registered shareholders may participate in the plan. The plan permits a nominee, other than a depository, to participate on behalf of those beneficial owners for whom it is holding shares who elect to participate. However, some nominees may not permit a beneficial owner to participate without transferring the shares into the owner's name. Shareholders who do not elect to participate in the plan will receive all distributions in cash paid by check mailed directly to the shareholder (or, if the shareholder's shares are held in street or other nominee name, then to such shareholder's nominee) by The Bank of New York as dividend disbursing agent. Registered shareholders may also elect to have cash dividends deposited directly into their bank accounts.

               When a dividend or distribution is reinvested under the plan, the number of shares of common stock equivalent to the cash dividend or distribution is determined as follows:

                              (i) If shares of the common stock are trading
                        at net asset value or at a premium above net asset value at the valuation date, the Fund issues new shares of common stock at the greater of net asset value or 95% of the then current market price.

                              (ii) If shares of the common stock are
                        trading at a discount from net asset value at the valuation date, The Bank of New York receives the dividend or distribution in cash and uses it to purchase shares of common stock in the open market, on the New York Stock Exchange or elsewhere, for the participants' accounts. Shares are allocated to participants' accounts at the average price per share, plus commissions, paid by The Bank of New York for all shares purchased by it. If, before The Bank of New York has completed its purchases, the market price exceeds the net asset value of a share, the average purchase price per share paid by The Bank of New York may exceed the net asset value of the Fund's shares, resulting in the acquisition of fewer shares than if the dividend or distribution had been paid in shares issued by the Fund.

               The valuation date is the business day immediately preceding the date of payment of the dividend or distribution. On that date, the Administrator compares that day's net asset value per share and the closing price per share on the New York Stock Exchange and determines which of the two alternative procedures described above will be followed.

               The reinvestment shares are credited to the participant's plan account in the Fund's stock records maintained by The Bank of New York, including a fractional share to four decimal places. The Bank of New York will send participants written confirmation of all transactions in the participant's plan account, including information participants will need for tax records. Shares held in the participant's plan account have full dividend and voting rights. Dividends and distributions paid on shares held in the participant's plan account will also be reinvested.

               The cost of administering the plan is borne by the Fund. There is no brokerage commission on Shares issued directly by the Fund. However, participants do pay a pro rata share of brokerage commissions incurred on any open market purchases of shares by The Bank of New York.

               The automatic reinvestment of dividends and distributions does not relieve participants of any income taxes that may be payable (or required to be withheld) on dividends or distributions.

               If the closing market price of shares of the Fund's common stock should be equal to or greater than their net asset value on the valuation date, the participants in the plan would receive shares priced at the higher of net asset value or 95% of the market price. Consequently they would receive more shares at a lower per share price than if they had used the cash distribution to purchase Fund shares on the payment date in the market at the market price plus commission.

               If the market price should be less than net asset value on the valuation date, the cash distribution for the plan participants would be used by The Bank of New York to purchase the shares to be received by the participants, which would be at a discount from net asset value unless the market price should rise during the purchase period so that the average price and commission exceeded net asset value as of the payment date. Also, since the Fund does not redeem its shares, the price on resale may be less or more than the net asset value.

               Plan participants may purchase additional shares of common stock through the plan by delivering to The Bank of New York a check for at least $100, but not more than $1,000, in any month. The Bank of New York will use such funds to purchase shares in the open market or in private transactions. The purchase price of such shares may be more than or less than net asset value per share. The Fund will not issue new shares or supply treasury shares for such voluntary additional share investment. Purchases will be made commencing with the time of the first distribution payment following the second business day after receipt of the funds for additional purchases, and may be aggregated with purchases of shares for reinvestment of the distribution. Shares will be allocated to the accounts of participants purchasing additional shares at the average price per share, plus a service charge of $1.50 imposed by The Bank of New York and a pro rata share of any brokerage commission (or equivalent purchase costs) paid by The Bank of New York in connection with such purchases. Funds sent to the bank for voluntary additional share reinvestment may be recalled by the participant by written notice received by The Bank of New York not later than two business days before the next dividend payment date. If for any reason a regular monthly dividend is not paid by the Fund, funds for voluntary additional share investment will be returned to the participant, unless the participant specifically directs that such funds continue to be held by The Bank of New York for subsequent investment. Participants will not receive interest on voluntary additional funds held by The Bank of New York pending investment.

               A shareholder may leave the plan at any time by written notice to The Bank of New York. To be effective for any given distribution, notice must be received by the Bank at least seven business days before the record date for that distribution. When a shareholder leaves the plan: (i) such shareholder may request that The Bank of New York sell such shareholder's shares held in such shareholder's plan account and send such shareholder a check for the net proceeds (including payment of the value of a fractional share, valued at the closing price of the Fund's common stock on the New York Stock Exchange on the date discontinuance is effective) after deducting The Bank of New York's $2.50 charge and any brokerage commission (or equivalent sale cost) or (ii) if no request is made, such shareholder will receive a certificate for the number of full shares held in such shareholder's plan account, along with a check for any fractional share interest, valued at the closing price of the Fund's common stock on the New York Stock Exchange on the date discontinuance is effective. If and when it is determined that the only balance remaining in a shareholder's plan account is a fraction of a single share, such shareholder's participation will be deemed to have terminated, and The Bank of New York will send to such shareholder a check for the value of such fractional share, valued at the closing price of the Fund's common stock on the New York Stock Exchange on the date discontinuance is effective.

               The Fund may change, suspend or terminate the plan at any time upon mailing a notice to participants.

               For more information regarding, and an authorization form for, the dividend reinvestment plan, please contact The Bank of New York at 1-800-432-8224.

               (d) Capital Gains Distribution Reinvestment Plan. Unless otherwise indicated by a holder of shares of common stock of the Fund that does not participate in the Fund's dividend reinvestment plan, all distributions in respect of capital gains distributions on shares of common stock held by such holder will be automatically invested by The Bank of New York, as agent of the common shareholders participating in the plan, in additional shares of common stock of the Fund. Distributions in respect of capital gains distributions on shares of common stock that participate in the Fund's dividend reinvestment plan will be reinvested in accordance with the terms of such plan.

               In any year in which the Fund declares a capital gains distribution, the Fund after the declaration of such dividend and prior to its payment, will provide to each registered holder of Fund common stock that does not participate in the Fund's dividend reinvestment plan a cash election card. A registered shareholder may elect to receive cash in lieu of shares in respect of a capital gains distribution by signing the cash election card in the name(s) of the registered shareholder(s), and mailing the card to The Bank of New York.

               If a holder's shares of common stock, or some of them, are registered in the name of a broker or other nominee, and the holder wishes to receive a capital gains distribution in cash in lieu of shares of common stock, such shareholder must exercise that election through its nominee (including any depositor of shares held in a securities depository).

               When a distribution is reinvested under the plan, the number of reinvestment shares is determined as follows:

                              (i) If, at the time of valuation, the shares
                        are being traded in the securities markets at net asset value or at a premium over net asset value, the reinvestment shares are obtained by The Bank of New York directly from the Fund, at a price equal to the greater of net asset value or 95% of the then current market price, without any brokerage commissions (or equivalent purchase costs).

                              (ii) If, at the time of valuation, the shares
                        are being traded in the securities markets at a discount from net asset value, The Bank of New York receives the distribution in cash, and uses it to purchase shares in the open market, including on the New York Stock Exchange, or in private purchases. Shares of common stock are allocated to participants at the average price per share, plus any brokerage commissions (or equivalent transaction costs), paid by The Bank of New York for all shares purchased by it in reinvestment of the distribution(s) paid on a particular day.

               The time of valuation is the close of trading on the New York Stock Exchange on the most recent day preceding the date of payment of the dividend or distribution on which that exchange is open for trading. As of that time, J.J.B. Hilliard, W.L. Lyons, Inc., the Fund's administrator, compares the net asset value per share as of the time of the close of trading on the New York Stock Exchange on that day and the last reported sale price per share on the New York Stock Exchange, and determines which of the alternative procedures described above are to be followed.

               If as of any day on which the last reported sale price of the Fund's shares on the New York Stock Exchange is required to be determined pursuant to this plan, no sales of the shares are reported on that exchange, the mean of the bid prices and of the asked prices on that exchange as of the time of the close of trading on the exchange will be substituted.

               No certificates will be issued representing fractional shares, nor will The Bank of New York purchase fractional shares in the market. The Bank of New York will send to all registered holders of common stock that do not participate in the Fund's dividend reinvestment plan certificates for all shares of common stock purchased or issued pursuant to the capital gains distribution plan and cash in lieu of fractional shares of common stock.

               The Fund may change, suspend or terminate the plan at any time upon mailing a notice to participants.

               (e) Anti-takeover provisions of charter and bylaws. The Fund's charter includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of its Board of Directors and could have the effect of depriving shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund. The Board of Directors is divided into three classes, each having a term of three years. At each annual meeting of shareholders, the term of one class will expire. This provision could delay for up to two years the replacement of a majority of the Board of Directors. A Director may be removed from office only by vote of the holders of at least 75% of the shares of preferred stock or of common stock, as the case may be, entitled to be voted on the matter.

               The Fund's charter requires the favorable vote of the holders of at least 75% of the shares of preferred stock and common stock of the Fund entitled to be voted on the matter, voting together as a single class, to approve, adopt or authorize the following:

                                    (i)  a merger or consolidation of the Fund
                        with another corporation,

                                    (ii) a sale of all or substantially all
                        of the Fund's assets (other than in the regular course of the Fund's investment activities), or

                                    (iii) a liquidation or dissolution of
                        the Fund, unless such action has been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of directors fixed in accordance with the bylaws, in which case the affirmative vote of the holders of a majority of the outstanding shares of preferred stock and common stock entitled to be voted on the matter, voting together as a single class, is required.


               In addition, the holders of a majority of the outstanding shares of the preferred stock, voting separately as a class, would be required under the 1940 Act to adopt any plan of reorganization that would adversely affect the holders of the preferred stock.

               Finally, conversion of the Fund to an open-end investment company would require an amendment to the charter. Such an amendment would require the favorable vote of the holders of a majority of the shares of preferred stock and common stock entitled to be voted on the matter voting separately by class. At any time, the amendment would have to be declared advisable by the Board of Directors prior to its submission to shareholders. Shareholders of an open-end investment company may require the company to redeem their shares of common stock at any time (except in certain circumstances as authorized by or under the 1940 Act) at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. In addition, conversion to an open-end investment company would require redemption of all outstanding shares of the preferred stock.

               The Board of Directors has determined that the 75% voting requirements described above, which are greater than the minimum requirements under Maryland law or the 1940 Act, are in the best interests of shareholders generally. Reference should be made to the charter on file with the Securities and Exchange Commission for the full text of these provisions.

          2.   Long-Term Debt.
               --------------

               Not applicable.

          3.   General
               -------

               Not applicable.

          4. Taxes. The Fund intends to continue to qualify as a regulated investment company under the Internal Revenue Code of 1986, as it has in each year since the inception of its operations, so as to be relieved of Federal income tax on net investment income and net capital gains distributed to shareholders.

          Dividends paid by the Fund from its ordinary income and distributions of the Fund's net realized short-term capital gains are taxable to shareholders as ordinary income. Shareholders may be proportionately liable for taxes on income and gains of the Fund but shareholders not subject to tax on their income will not be required to pay tax on amounts distributed to them. The Fund will inform shareholders of the amount and nature of the income or gains. Dividends from ordinary income may be eligible for the dividends-received deduction available to corporate shareholders. Under its Charter, the Fund is required to designate dividends paid on its preferred stock as qualifying for the dividends-received deduction to the extent such dividends do not exceed the Fund's qualifying income. In the event the Fund is required to allocate all of its qualifying income to dividends on the preferred stock, dividends payable on the common stock will not be eligible for the dividends-received deduction. Any distributions attributable to the Fund's net realized long-term capital gains are taxable to shareholders as long-term capital gains, regardless of the holding period of shares of the Fund.

          The Fund intends to distribute substantially all its net investment income and net realized capital gains in the year earned or realized. A dividend reinvestment plan is available to all holders of common stock of the Fund. Under the dividend reinvestment plan, all cash distributions to participating shareholders are reinvested in additional shares of common stock. See Item 10.1(c).


          5.   Outstanding Stock
               -----------------

                                                                    (4)
                                             (3)            Amount Outstanding
                                        Amount Held by     at 3/31/98 Exclusive
      (1)                 (2)         the Fund or for its    of Amount Shown
  Title of Class   Amount Authorized       Account               Under (3)
  --------------   -----------------  --------------------  --------------------
Common, $.001
par value               250,000,000          -0-                 203,654,529

Preferred, $.001
par value               100,000,000          -0-                    5,000


          6.   Securities Ratings.
               ------------------

               Not applicable.

Item 11.  Defaults and Arrears on Senior Securities
-------   -----------------------------------------

          Not applicable.

Item 12.  Pending Legal Proceedings
-------   -------------------------

          There are no pending legal proceedings to which the Fund, any subsidiary of the Fund, or the Adviser is a party.

Item 13.  Table of Contents of the Statement of Additional Information
-------   ------------------------------------------------------------

          Not applicable.



     PART B  INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Item 14.  Cover Page
-------   ----------

          Not applicable.

Item 15.  Table of Contents
-------   -----------------

          Not applicable.

Item 16.  General Information and History
-------   -------------------------------

          During the past five years, the Fund has not engaged in any business other than that of an investment company and has not been the subject of any bankruptcy, receivership or similar proceedings, or any other material reorganization, readjustment or succession. The Fund's name was changed from Duff & Phelps Selected Utilities Inc. on November 1, 1990.

Item 17.  Investment Objective and Policies
-------   ---------------------------------

          1.   See Item 8.2.

          2.   See Item 8.2.

          3.   See Item 8.2.

          4. The Fund's portfolio turnover rate was 188.28% in 1995, 226.21% in 1996 and 213.57% in 1997. The increase in the portfolio turnover rate between 1995 and 1996 was due to the Fund's proactive response to changes in the telecommunication and electric generation business. During calendar year 1996, the value of electric company and telecommunication company securities was buffeted by the impact of changes in long term interest rates and an increasingly competitive environment. In response to these developments, the Fund shifted more investments to faster growing companies in the telecommunication and power industries, both domestically and internationally, and to real estate investment trusts. This activity resulted in an increase in the Fund's portfolio turnover rate.


Item 18.  Management
-------   ----------
          1.

Name, Address and Age      Position(s) Held        Principal Occupation(s)
                            With the Fund            During Past 5 Years
                            -------------           --------------------
Claire V. Hansen (1)(2)     Director and      Senior Advisor to the Board of
5601 Turtle Bay Drive         Chairman        Directors, Phoenix Duff & Phelps
Naples, Florida 34108                         Corporation since November 1995;
Age:  72                                      Senior Advisor to the Board
                                              of Directors, Duff & Phelps
                                              Corporation, 1988-November 1995
                                              (Chairman of the Board, 1987-1988

                                              Chairman of the Board and Chief
                                              Executive Officer prior thereto);
                                              Chairman of the Board, Duff
                                              Research Inc. and Duff & Phelps
                                              Investment Management Co., 1985-
                                              1987

Wallace B. Behnke(3)         Director         Consulting engineer since
323 Glen Eagle                                July 1989; prior thereto, Vice
Kiawah Island,                                Chairman, Commonwealth Edison
South Carolina 29455                          Company (public utility)
Age:  72

Harry J. Bruce(3)            Director         Private investor; Chairman, Roman
88 Woodley Road                               Holdings, Inc.; former
Winnetka, Illinois 60093                      Chairman and Chief Executive
Age:  66                                      Officer, Illinois Central
                                              Railroad Co.; director, General
                                              Binding Corporation

Franklin A. Cole(2)          Director         Chairman, Croesus Corporation
11 South LaSalle St.                          (private management and investment
Chicago, Illinois 60602                       company); former Chairman and
Age: 71                                       and Chief Executive Officer,
                                              Amerifin Corporation (formerly
                                              named Walter E. Heller
                                              International Corporation);
                                              director, American National Bank
                                              and Trust Company of Chicago,
                                              American National Corporation,
                                              Aon Corporation and CNA Income
                                              Shares

Gordon B. Davidson           Director         Senior Counsel, Wyatt, Tarrant &
Citizens Plaza                                Combs (law firm) since September
Louisville, Kentucky 40202                    1995 (Chairman of the Executive
Age:  71                                      Committee prior thereto); retired
                                              director, BellSouth Corp.; former
                                              Chairman of the Board and
                                              director, Trans Financial
                                              Advisers, Inc.

Name, Address and Age      Position(s) Held          Principal Occupation(s)
                             With the Fund             During Past 5 Years
                             -------------             --------------------

Robert J. Day                Director         Retired Chairman and Director, USG
125 South Franklin Street                     Corporation (manufacturer of
Chicago, Illinois 60606                       construction materials) since June
Age:  73                                      1990 (Chairman and Chief Executive
                                              Officer prior thereto); former
                                              Chairman of the Board, Federal
                                              Reserve Bank of Chicago

Francis E. Jeffries (1)(2)   Director         Retired Chairman, Phoenix Duff &
6585 Nicholas Boulevard                       Phelps Corporation (Chairman,
Naples, Florida 34108                         November 1995-December 1996);
Age:  67                                      Chairman and Chief Executive
                                              Officer, Duff & Phelps
                                              Corporation, June 1993-November
                                              1995 (President and Chief
                                              Executive Officer, January 1992-
                                              June 1993); President and Chief
                                              Executive Officer, Duff & Phelps
                                              Illinois Inc. since 1987
                                              (President and Chief Operating
                                              Officer, 1984-1987); and Chairman
                                              of the Board, Duff & Phelps
                                              Investment Management Co. 1988-
                                              1993; director, The Empire
                                              District Electric Company, Duff &
                                              Phelps Utilities Tax-Free Income
                                              Inc. and Duff & Phelps Utility and
                                              Corporate Bond Trust Inc.;
                                              director/trustee, Phoenix Funds

Nancy Lampton(4)             Director         Chairman and Chief Executive
3 Riverfront Plaza                            Officer, American Life and
Louisville, Kentucky 40202                    Accident Insurance Company of
Age:  55                                      Kentucky; director, BancOne
                                              Kentucky Corporation and Baltimore
                                              Gas and Electric

Beryl W. Sprinkel(3)(4)      Director         Consulting economist since January
20140 St. Andrews Drive                       1989; Chairman of the Council of
Olympia Fields, Illinois 60461                Economic Advisors under President
Age:  74                                      Reagan (1985-1989); member
                                              of President Reagan's cabinet
                                              (1987-1989); Under Secretary of
                                              the Treasury for Monetary Affairs
                                              (1981-1985)

Name, Address and Age       Position(s) Held       Principal Occupation(s)
                             With the Fund           During Past 5 Years
                             -------------          --------------------
Calvin J. Pedersen           President and    President, Phoenix Duff & Phelps
55 East Monroe Street       Chief Executive   Corporation since November 1995;
Chicago, Illinois 60603        Officer        President, Duff & Phelps
Age:  56                                      Corporation, 1993-November 1995
                                              (Senior Vice President, 1986-1988
                                              and Executive Vice President,
                                              1989-1993); Executive Vice
                                              President and Director, Duff &
                                              Phelps Investment Management Co.
                                              since 1989 (Senior Vice President,
                                              1986-1988); President and Chief
                                              Executive Officer, Duff & Phelps
                                              Utilities Tax-Free Income Inc.
                                              and Duff & Phelps Utility and
                                              Corporate Bond Trust Inc.;
                                              director/trustee, Phoenix group
                                              of funds

T. Brooks Beittel            Secretary,       Senior Vice President, Duff &
55 East Monroe Street      Treasurer and      Phelps Investment Management Co.
Chicago, Illinois 60603     Senior Vice       since 1993 (Vice President
Age:  48                     President        1987-1993)

Nathan I. Partain          Executive Vice     Executive Vice President, Duff &
55 East Monroe Street         President,      Phelps Investment Management Co.
Chicago, Illinois 60603    Chief Investment   since January 1997; Director of
Age:  41                     Officer and      Utility Research, Phoenix
                         Assistant Secretary  Duff & Phelps Corporation,
                                              1989-1996 (Director of Equity
                                              Research, 1993-1996 and Director
                                              of Fixed Income Research, 1993)
                                              Director, Otter Tail Power Company

Michael Schatt              Senior Vice       Senior Vice President, Duff &
55 East Monroe Street        President        Phelps Investment Management Co.
Chicago, Illinois 60603                       since January 1997; Managing
Age:  51                                      Director, Phoenix Duff & Phelps
                                              Corporation, 1994-1996;
                                              Self-employed consultant, 1994;
                                              Director of Real Estate Advisory
                                              Practice, Coopers & Lybrand, 1990-
                                              1994

Joseph C. Curry, Jr.         Vice President   Senior Vice President, J.J.B.
Hilliard Lyons Center                         Hillard, W.L. Lyons, Inc. since
Louisville, Kentucky 40202                    1994 (Vice President 1982-1994);
Age:  53                                      Vice President Hilliard Lyons
                                              Trust Company; President and
                                              Director, Hilliard-Lyons
                                              Government Fund, Inc.; Vice
                                              President, Hilliard Lyons Growth
                                              Fund, Inc.

Dianna P. Wengler            Assistant        Vice President, J.J.B. Hilliard,
Hilliard Lyons Center        Secretary        W. L. Lyons, Inc. since 1990; Vice
Louisville, Kentucky 40202                    President and Treasurer, Hilliard-
Age:  37                                      Lyons Government Fund, Inc.; Vice
                                              President, Hilliard Lyons Growth
                                              Fund, Inc.

--------------------------------------------------------------------------------

(1) Director who is an "interested person" of the Fund, as defined in the 1940 Act.

(2) Member of Executive Committee of the Board of Directors, which has authority, with certain exceptions, to exercise the powers of the Board between Board meetings.

(3)       Member of the Audit Committee of the Board of Directors.

(4)       Director elected by holders of preferred stock.

2.        Not applicable.

The Fund has not paid an amount in excess of $60,000 during 1997 to any director, officer, any affiliated person of the Fund, any affiliated person of an affiliate or principal underwriter of the Fund.

          The following table shows the compensation paid by the Fund to the Fund's current directors during 1997:

                         COMPENSATION TABLE (1)(2)

                                                                    Aggregate
                                                                  Compensation
                                                                     from the
Name of Director                                                      Fund
----------------                                                   -----------
Wallace B. Behnke................................................    $31,500
Harry J. Bruce...................................................     24,500
Franklin A. Cole.................................................     28,500
Gordon B. Davidson...............................................     26,500
Robert J. Day....................................................     31,500
Claire V. Hansen.................................................          0
Francis E. Jeffries (2)............................................   26,500
Nancy Lampton......................................................   25,500
Beryl W. Sprinkel..................................................   25,500

--------------
(1) During 1997, each director not affiliated with the Adviser received an annual fee of $17,500 (and an additional $3,000 if the director served as chairman of a committee of the board of directors) plus an attendance fee of $1,000 for each meeting of the board of directors or of a committee of the board of directors attended in person or by telephone. Directors and officers affiliated with the Adviser or the Administrator receive no compensation from the Fund for their services as such. In addition to the amounts shown in the table above, all directors and officers who are not affiliated with the Adviser or the Administrator are reimbursed for the expenses incurred by them in connection with their attendance at a meeting of the board of directors or a committee of the board of directors. The Fund does not have a pension or retirement plan applicable to directors or officers of the Fund.

(2) During 1997, Mr. Jeffries received aggregate compensation of $35,000 for service as a director of the Fund and as a director of two other investment companies in the same fund complex as the Fund. No other director received compensation for service as a director of any other investment company in the same fund complex as the Fund.

Item 19.  Control Persons and Principal Holders of Securities
          ---------------------------------------------------

          1. The Fund does not consider that any person "controls" the Fund within the meaning of this item. For information concerning the Fund's officers and directors, see Item 18.

          2. No person is known by the Fund to own of record or beneficially five percent or more of any class of the Fund's outstanding equity securities.

          3. As of December 31, 1997, the officers and directors of the Fund owned in the aggregate 213,919 shares of Common Stock, representing less than 1% of the Fund's outstanding Common Stock.

Item 20.  Investment Advisory and Other Services
          --------------------------------------

          1. The Adviser is a wholly-owned subsidiary of Phoenix Duff & Phelps, which is an indirect, majority-owned subsidiary of Phoenix Home Life Mutual Insurance Company. The Phoenix Duff & Phelps organization has provided investment research regarding public utility securities since its founding in 1932. Phoenix Duff & Phelps is one of the nation's largest independent investment research organizations, providing to institutional investors equity and fixed-income investment research. Through other subsidiaries it provides financial consulting and investment banking services. See Item 18 for the names and capacities of affiliated persons of the Fund who are also affiliated persons of the Adviser.

          For a discussion of the method of calculating the advisory fee under the Advisory Agreement, see Item 9.1(b). The investment advisory fees paid by the Fund totaled $12,730,134 in 1997, $12,254,315 in 1996 and $11,689,418 in 1995.

          2. See Item 9.1(b) for a discussion of the Service Agreement.

          3. No fees, expenses or costs of the Fund were paid by persons other than the Adviser or the Fund.

          4. See Item 9.1 (d) for a discussion of the Administration Agreement. The administrative fees paid by the Fund totaled $2,997,616 in 1997, $2,944,545 in 1996 and $2,872,728 in
               1995.

          5. Not applicable.

          6. See Item 9.1 (e).

          7. The Fund's independent public accountant is Arthur Andersen LLP.

          8. Not applicable.

Item 21.  Broker Allocation and Other Practices
-------   -------------------------------------

          1. The Adviser has discretion to select brokers and dealers to execute portfolio transactions initiated by the Adviser. The Fund paid brokerage commissions in the aggregate amount of $7,462,774, $7,057,947 and $5,876,415 during 1997, 1996 and 1995, respectively, not including the gross underwriting spread on securities purchased in underwritten public offerings.

          2. The Administrator received $39,022 and $74,016 or approximately 0.5% and 1.0% of total brokerage commissions in 1997 and 1996, respectively, for effecting transactions involving approximately 0.4% and 0.7% of the aggregate dollar amount of transactions in which the Fund paid brokerage commissions. Prior to ceasing operations in May, 1996, Duff & Phelps Securities Co. received $51,750 or approximately 0.7% of total brokerage commissions in 1996 for effecting transactions involving approximately 0.6% of the aggregate dollar amount of transactions in which the Fund paid brokerage commissions. No brokerage commissions were paid to Duff & Phelps Securities Co. during 1995. The differences between the respective percentages of brokerage commissions paid to the Administrator and Duff & Phelps Securities Co. and the corresponding percentages of aggregate dollar amount of transactions in which the Fund paid brokerage commissions resulted from the fact that the Fund generally pays a fixed commission per share of common stock, regardless of the price paid for a particular share.

          3. In selecting brokers or dealers to execute portfolio transactions and in evaluating the best net price and execution available, the Adviser is authorized to consider "brokerage and research services" (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934), statistical quotations, specifically the quotations necessary to determine the Fund's net asset value, and other information provided to the Fund and/or to the Adviser (or their affiliates). The Adviser is also authorized to cause the Fund to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Adviser must determine in good faith, however, that such commission was reasonable in relation to the value of the brokerage and research services provided, viewed in terms of that particular transaction or in terms of all the accounts over which the Adviser exercises investment discretion. It is possible that certain of the services received by the Adviser attributable to a particular transaction will benefit one or more other accounts for which investment discretion is exercised by the Adviser.

          4. Neither the Fund nor the Adviser, during the last fiscal year, pursuant to an agreement or understanding with a broker or otherwise through an internal allocation procedure, directed the Fund's brokerage transactions to a broker or brokers because of research services.

          5. The Fund has not acquired during its most recent fiscal year securities of its regular brokers or dealers as defined in Rule 10b-1 under the 1940 Act, or their parents.

Item 22.  Tax Status
-------   ----------

          The Fund intends to continue to qualify as a regulated investment company under the Internal Revenue Code of 1986, as it has in each year since the inception of its operations, so as to be relieved of Federal income tax on net investment income and net capital gains distributed to shareholders.

          Dividends paid by the Fund from its ordinary income and distributions of the Fund's net realized short-term capital gains are taxable to shareholders as ordinary income. Dividends from ordinary income may be eligible for the dividends-received deduction available to corporate shareholders. Under its Charter, the Fund is required to designate dividends paid on its preferred stock as qualifying for the dividends-received deduction to the extent such dividends do not exceed the Fund's qualifying income. In the event the Fund is required to allocate all of its qualifying income to dividends on the preferred stock, dividends payable on the common stock will not be eligible for the dividends-received deduction. Any distributions attributable to the Fund's net realized long-term capital gains are taxable to shareholders as long-term capital gains, regardless of the holding period of shares of the Fund.

          The Fund intends to distribute substantially all its net investment income and net realized capital gains in the year earned or realized. A dividend reinvestment plan is available to all holders of common stock of the Fund. Under the dividend reinvestment plan, all cash distributions to participating shareholders are reinvested in additional shares of common stock. See Item 10.1(c).

          As of December 31, 1997, the Fund had capital loss carryforwards of $149,351,791 which expire beginning on December 31, 2002.

Item 23.  Financial Statements
-------   --------------------

          The financial statements listed below are incorporated herein by reference from the Fund's Annual Report to Shareholders for the year ended December 31, 1997 as filed on Form N-30D with the Securities and Exchange Commission on February 27, 1998 (no. 811-4915). All other portions of the Annual Report to Shareholders are not incorporated herein by reference and are not part of the Registration Statement. A copy of the Annual Report to Shareholders may be obtained without charge by writing to the Fund at its address at 55 East Monroe Street, Chicago, Illinois 60603 or by calling the Fund toll-free at 800-680-4367.

               -        Report of independent public accountants

               -        Schedule of Investments at December 31, 1997

               -        Balance Sheet at December 31, 1997

               -        Statement of Operations for the year ended December 31,
                        1997

               - Statement of Changes in Net Assets for the years ended December 31, 1997 and 1996

               -        Statement of Cash Flows for the year ended December 31,
                        1997

               -        Notes to Financial Statements

               -        Financial Highlights - Selected Per Share Data and
                        Ratios


                          PART C OTHER INFORMATION

Item 24.  Financial Statements and Exhibits
-------   ---------------------------------
          1.   Financial Statements

               In Part B:

                        Report of independent public accountants

                        Schedule of Investments at December 31, 1997

                        Balance Sheet at December 31, 1997

                        Statement of Operations for the year ended December 31, 1997

                        Statement of Changes in Net Assets for the years ended December 31, 1997 and 1996

                        Statement of Cash Flows for the year ended December 31, 1997

                        Notes to Financial Statements

                        Financial Highlights - Selected Per Share Data and
                        Ratios

               In Part C:

                        None

          2.   Exhibits

               a.1 Articles of Incorporation (Incorporated by reference from post-effective amendment no. 38 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

               a.2 Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 38 to Registrant's registration statement on Form N-2, no. 811-4915)

               a.3 Second Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 38 to Registrant's registration statement on Form N-2, no. 811-4915)

               a.4 Form of Articles Supplementary creating Remarketed Preferred Stock, Series A, B, C, D and E (Incorporated by reference from post-effective amendment no. 38 to Registrant's registration statement on Form N-2, no. 811-4915)

               a.5 Form of Articles Supplementary creating Remarketed Preferred Stock, Series I (Incorporated by reference from post-effective amendment no. 38 to Registrant's registration statement on Form N-2, no. 811-4915)

               a.6 Third Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 38 to Registrant's registration statement on Form N-2, no. 811-4915)

               a.7 Fourth Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 38 to Registrant's registration statement on Form N-2, no. 811-4915)

               a.8 Fifth Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 38 to Registrant's registration statement on Form N-2, no. 811-4915)

               b.    Bylaws (as amended through April 30, 1998)

               c.    None

               d.1 Specimen common stock certificate (Incorporated by reference from Registrant's registration statement on Form N-2, no. 33-10421)

               d.2 Form of certificate of Remarketed Preferred Stock, Series A (Incorporated by reference from pre-effective amendment no. 2 to Registrant's registration statement on Form N-2, no. 33-22933)

               d.3 Form of certificate of Remarketed Preferred Stock, Series B (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24101)

               d.4 Form of certificate of Remarketed Preferred Stock, Series C (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24100)

               d.5 Form of certificate of Remarketed Preferred Stock, Series D (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24102)

               d.6 Form of certificate of Remarketed Preferred Stock, Series E (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24099)

               d.7 Form of certificate of Remarketed Preferred Stock, Series I (Incorporated by reference from pre-effective amendment no. 2 to Registrant's registration statement on Form N-2, no. 33-22933)

               e.    None

               f.    None

               g.1   Investment Advisory Agreement

               g.2   Service Agreement

               g.3   Administration Agreement

               h.    Not applicable

               i.    Not applicable

               j. Custodian agreement (Incorporated by reference from Registrant's registration statement on Form N-2, no. 33-10421)

               k.1 Loan agreement (Incorporated by reference from Registrant's registration statement on Form N-2, no. 33-10421)

               k.2 Amendment dated November 15, 1988 to Loan Agreement (Incorporated by reference from post-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-20433)

               k.3 Form of Remarketing Agreement (Incorporated by reference from pre-effective amendment no. 3 to Registrant's registration statement on Form N-2, no. 33-22933)

               k.4 Form of Paying Agent Agreement (Incorporated by reference from pre-effective amendment no. 3 to Registrant's registration statement on Form N-2, no. 33-22933)

               l.    Not applicable

               m.    Not applicable

               n.    Not applicable

               o.    Not applicable

               p. Subscription Agreement for initial capital (Incorporated by reference from Registrant's registration statement on Form N-2, no. 33-10421)

               q.    Not applicable

               r.    Financial Data Schedule

Item 25.  Marketing Arrangements
-------   ----------------------

          Not applicable.

Item 26.  Other Expenses of Issuance and Distribution
-------   -------------------------------------------

          Not applicable.

Item 27.  Persons Controlled by or Under Common Control
-------   ---------------------------------------------

          The Fund does not consider that it is controlled, directly or indirectly, by any person. The information on Item 20 is incorporated by reference.

Item 28.  Number of Holders of Securities
-------   -------------------------------
                                                           Number of
                                                        Record Holders
                  Title of Class                        March 31, 1998
                  --------------                        --------------
Common Stock, $.001 par value                               36,328

Preferred Stock, $.001 par value                                               1

Item 29.  Indemnification
-------   ---------------

          Section 2-418 of the General Corporation Law of Maryland authorizes the indemnification of directors and officers of Maryland corporations under specified circumstances.

          Article Ninth of the Articles of Incorporation (exhibit 1.1 to the Registrant's registration statement no. 33-10421, which is incorporated by reference) provides that the Registrant shall indemnify its directors and officers under specified circumstances; the provision contains the exclusion required by section 17(h) of the Investment Company Act of 1940.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

          Registrant, its directors and officers, its Adviser and persons affiliated with them are insured under a policy of insurance maintained by Registrant and its Adviser, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers. The policy expressly excludes coverage for any director or officer whose personal dishonesty, fraudulent breach of trust, lack of good faith, or intention to deceive or defraud has been finally adjudicated or may be established or who willfully fails to act prudently.

Item 30.  Business and Other Connections of Investment Adviser
-------   ----------------------------------------------------

          Neither Duff & Phelps Investment Management Co., nor any of its directors or executive officers, has at any time during the past two years been engaged in any other business, profession, vocation or employment of a substantial nature either for its or his own account or in the capacity of director, officer, employee, partner or trustee, except as indicated in this Registration Statement.

Item 31.  Location of Accounts and Records
-------   --------------------------------

          All accounts, books and other documents required to be maintained by Section 31 (a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are maintained at the offices of the Fund (55 East Monroe Street, Chicago, Illinois 60603), the Adviser, the Administrator and the Fund's custodian and transfer agents. See Items 9.1(b), 9.1(d) and 9.1(e) for the addresses of the Adviser, the Administrator and the Funds custodian and transfer agents.

Item 32.  Management Services
-------   -------------------

          Not applicable.

Item 33.  Undertakings
-------   ------------

          Not applicable.

                                 SIGNATURE


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois, on April 30, 1998.


                            DUFF & PHELPS UTILITIES INCOME INC.


                            By /s/ Nathan I. Partain
                            ------------------------------------
                            Nathan I. Partain
                            Executive Vice President, Chief Investment Officer and Assistant Secretary

                               EXHIBIT INDEX
                               -------------

Exhibit                                                           Sequential
  No.                            Description                        Page No.
-------      ------------------------------------------------     -----------

  b.         Bylaws (as amended through April 30, 1998)

g.1          Investment Advisory Agreement

g.2          Service Agreement

g.3          Administration Agreement

  r.         Financial Data Schedule